Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

DOLE FOOD COMPANY, INC.

1. Name. The name of the corporation is Dole Food Company, Inc., hereinafter referred to as the “Corporation.”

2. Duration. The period of duration of the Corporation is perpetual.

3. Purpose. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act.

4. Authorized Stock. The Corporation shall have the authority to issue 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). Authority is expressly vested in the Board of Directors of the Corporation without action of shareholders to divide the Preferred Stock into series, to provide for the issuance thereof, and to fix and determine the relative rights, voting powers, preferences, limitations, and designations of the shares of any series so established. Authority is expressly vested in the Board of Directors of the Corporation, without limitation, to determine: (a) the number of shares to constitute such series and the distinctive designation thereof; (b) the dividend rate, conditions and time of accrual and payment thereof, and the dividend preferences, if any, between the classes of stock and between the series of Preferred Stock; (c) whether dividends shall be cumulative and, if so, the date from which dividends on each such series shall so accumulate; (d) whether, and to what extent, the holders of one or more series of Preferred Stock shall enjoy voting rights, if any, in addition to those prescribed by law; (e) whether, and upon what terms, Preferred Stock will be convertible into or exchangeable for shares of any class or any other series of the same class; and (f) whether, and upon what terms, the Preferred Stock will be redeemable, and the preference, if any, to which the Preferred Stock will be entitled in the event of voluntary liquidation, dissolution or winding up of the Corporation.

5. Registered Office. The address of the registered office of the Corporation in the State of North Carolina is 327 Hillsborough Street, Wake County, Raleigh, North Carolina, 27603; and the name of its registered agent at such address is Corporation Service Company.

6. Incorporators. The name and address of the original incorporator of the Corporation is Jared Gale, One Dole Drive, Westlake Village, California 91362.

7. Principal Office. The principal office of the Corporation is One Dole Drive, Los Angeles County, Westlake Village, California 91362.

8. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The number of directors of the Corporation shall be fixed and may be altered from time to time, as may be provided in the Bylaws, but at no time is the number of directors to be less than three. In case of any vacancy on the Board of Directors of the Corporation, only the remaining directors by an affirmative vote of a majority thereof, though less than a quorum, may elect a successor to hold office for the unexpired portion of the term of the directors whose place shall be vacant, and until the election of a successor.

9. Voting for Directors. If a quorum is present, the shareholders shall elect the directors of the Corporation by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Corporation present in person or represented by proxy at the annual meeting of shareholders and entitled to vote for the election of directors, unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote for the election of directors.

10. Liability of Directors. To the fullest extent permitted by the North Carolina Business Corporation Act (“NCBCA”), no director of the Corporation shall be liable for monetary damages for breach of any duty as a director of the Corporation. No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the NCBCA; or (iii) any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 10 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

11. Amendment. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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